Pacific Investment Management Institutional Trust


                      Establishment and Designation of Two
               Additional Series of Shares of Beneficial Interest,
                           Par Value $0.0001 Per Share

     RESOLVED, that pursuant to Section 5.11(f) of the Declaration of Trust of Pacific Investment Management Institutional Trust (the "Fund") dated February 19, 1987, ("Declaration"), the shares of beneficial interest of the Trust shall be divided into two additional separate Series (the "Portfolios");

     FURTHER RESOLVED, that the Portfolios shall have the following special and relative rights:

     1. The Portfolios shall be designated the "Income and Capital Preservation Portfolio I" and the "Income and Capital Preservation Portfolio II."

     2. The Portfolios shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Fund's then currently effective prospectuses and registration statement under the securities Act of 1933. Each share of beneficial interest of the Portfolios ("Share") shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional Share) on matters on which Shares of the Portfolios shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated to the Portfolios, and shall be entitled to receive its pro rata share of net assets of the Portfolios upon liquidation of the Portfolios, all as provided in the Declaration.

     3. Shareholders of each Series (including the Portfolios) shall vote separately as a class on any matter, except, consistent with the Investment Company Act of 1940, as amended ("the Act"), and the rules and the Fund's registration statement thereunder, with respect to (i) the election of Trustees,
(ii) any amendment of the Declaration of Trust, unless the amendment affects fewer than all classes of shares, in which case only shareholders of the affected classes shall vote, and (iii) ratification of the selection of auditors. In each case of separate voting, the Trustees shall determine whether, for the matter to be effectively acted upon within the meaning of Rule 18f-2 under the Act (or any successor rule) as to a Series, the applicable percentage (as specified in the Declaration of Trust, or the Act and the rules thereunder) of the shares of that Series alone must be voted in favor of the matter, or whether the favorable vote of such applicable percentage of the shares of each Series entitled to vote on the matter is required.

     4. The assets and liabilities of the Fund shall be allocated among the Series of the Fund as set forth in Section 5.11 of the Declaration, except that only the preexisting series shall bear their allocable portion of the remaining unamortized costs incurred and payable by the Fund in connection with their organization and registration; costs of establishing the Portfolios and of the registration and public offering of their Shares shall be amortized for such Portfolios over the period beginning on the date such costs become payable and ending sixty months thereafter.

     5. The Trustees shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of the Portfolios hereby created, or to otherwise change the special and relative rights of such Portfolios, provided that such change shall not adversely affect the rights of the Shareholders of such Portfolios.

     IN WITNESS WHEREOF, the undersigned have executed this instrument the 27th day of August, 1991.


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